Exhibit 99.1

Clean Energy Appoints Karine Boissy-Rousseau to Board of Directors

NEWPORT BEACH, Calif. – December 7, 2021 – Clean Energy Fuels Corp. (NASDAQ: CLNE) announced today that Karine Boissy-Rousseau, Senior Vice President New Mobility and Marketing at TotalEnergies, has been appointed to the Board of Directors effective immediately to replace Phillipe Charleux, who had served on the Board of Directors since February 2020.

“As a highly respected and seasoned executive with significant experience in renewable fuels, we look forward to Karine’s engagement and assistance in guiding our objectives,” said Clean Energy Board of Directors Chairman Stephen Scully. “We are fortunate to have her join us, and I am confident that Karine will make an important and positive impact as renewables is such an important part of our business.”

Ms. Boissy-Rousseau has served as Senior Vice President New Mobility and Marketing of TotalEnergies since September 1, 2021. Before that, Ms. Boissy-Rousseau was President of Air Liquide Hydrogen Mobility & Energy, where she led the development of hydrogen activities in the transportation sector for North America since 2019. Prior to that, she was Managing Director of Air Liquide Benelux Industries from 2016 to 2019 and General Manager of Air Liquide France Industries in Paris from 2012 to 2016.

“I am extremely proud to join the Clean Energy Board of Directors as the company continues to advance in both the production and sales of RNG in North America,” stated Ms. Boissy-Rousseau. “I look forward to working alongside my fellow directors and company management to continue to champion RNG, a clean and sustainable vehicle fuel which can address climate issues and move towards achieving carbon neutrality.”

Ms. Boissy-Rousseau holds a Master’s degree in Chemical Engineering and a Master’s degree in Marketing.

About Clean Energy

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (RNG), a sustainable fuel derived from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada. Visit www.cleanenergyfuels.com and follow @ce_renewables on Twitter.

Clean Energy Contact:
Raleigh Gerber
949-437-1397
raleigh.gerber@cleanenergyfuels.com

Investor Contact:
Investors@cleanenergyfuels.com